DECHERT PRICE & RHOADS

                            1500 K Street, N.W.
                         Washington, DC 20005-1208

                         Telephone: (202) 626-3300
                            Fax: (202) 626-3334


                              December 12, 1996

Lord Asset Management Trust
440 South LaSalle Street
Chicago, IL  60605-1028

Ladies and Gentlemen:

     As counsel for Lord Asset Management Trust (the "Trust") during the fiscal year ended October 31, 1996, we are familiar with the Trust's registration under the Investment Company Act of 1940 (File No. 811-8348) and with the registration statement relating to its shares of beneficial interest (the "shares") under the Securities Act of 1933 (File No. 33-75138) (the "Registration Statement"). We have also examined such other corporate records, agreements, documentsand instruments as we deemed appropriate.

     Based upon the foregoing, it is our opinion with respect to the Shares the registration of whiich is beong made definite by the Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Trust for its fiscal year ended October 31, 1996, assuming such Shares were sold at the public offering price and delivered by the Trust against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such shares were, when sold, duly and validly authorized, legally and validly issued, fully paid, and non-assessable by the Trust.

     We consent to the filing of this opinion in connection with the Notice on Form 24f-2 to be filed by the Trust with the Securities and Exchange Commission for the Trust's fiscal year ended October 31, 1996.

                                       Very truly yours,


                                       /s/ Dechert Price & Rhoads